Exhibit 10.3

October 31, 2000

Lisa Mogensen

330 East 75th Street, #4F

New York, NY 10021

Dear Lisa,

This letter will confirm your appointment as Chief Financial Officer at TheStreet.com. We will compensate you as an exempt employee at the rate of $7,291.67 semi-monthly, which is $175,000.00 on an annualized basis.

Your employment with the Company will continue until terminated by either you or the Company. In the event of any termination of your employment with the Company, you will be entitled to receive only the amounts and/or benefits set forth in this paragraph. If your employment with the Company is terminated by you for any reason, or by the Company for "Cause", as defined below, then you shall be entitled to receive an amount equal to all earned but unpaid portions of your annual salary and unused vacation days through the date of termination, and following any such termination, you shall not be entitled to receive any other compensation or benefits from the Company hereunder, including, without limitation, any portion of your performance bonus for the year in which you are terminated. For purposes of this letter, "Cause" shall mean (i) willful misconduct or gross negligence in the performance of your employment obligations, (ii) dishonesty or misappropriation relating to the Company or any of its funds, properties, or other assets, (iii) inexcusable, repeated or prolonged absence from work, (iv) any unauthorized disclosure of confidential or proprietary information of the Company which is reasonably likely to result in material harm to the Company, (v) violation of the provisions of the Investment Policy, or (vi) a conviction (including entry of a guilty or nolo contendere plea) involving fraud, dishonesty, moral turpitude, or involving a violation of federal or state securities laws, or (vii) failure to perform faithfully your duties to the Company, provided that such failure is not cured, to the extent cure is possible.

If your employment is terminated by the Company without Cause, then the Company shall pay or provide to you, as your sole and exclusive remedy, (i) an amount equal to all earned but unpaid portions of the annual salary and unused vacation days through the date of termination, and (ii) continued payment of the annual salary for twelve (12) months. The salary continuation payments provided for herein are contingent upon your making good faith efforts to find "Replacement Employment", or employment which is similar in duties and responsibilities to that provided for hereunder, and such payments shall be reduced by the corresponding amounts of cash compensation and any publicly traded or freely tradable securities compensation (including, without limitation, securities that will become freely tradable after a restrictive or vesting period) actually received by you after your date of termination. Except as set forth above, you shall not be entitled to receive any other compensation or benefits from the Company hereunder.

In addition, in the event of a change of control of TheStreet.com in which (i) you are not offered a comparable position in the new entity or (ii) you choose not to continue your employment with such new entity, the Company will pay or provide to you continued payment of your annual salary for twelve (12) months, contingent upon your good faith efforts to find Replacement Employment as described above.

We are delighted that you have accepted the position and look forward to a long and productive working relationship. If you have any questions, please do not hesitate to contact me at 212-321-5515.

Sincerely,

/s/ Thomas J. Clarke, Jr.

Thomas J. Clarke, Jr.

Chief Executive Officer

Agreed and accepted:

Signature:	/s/ Lisa A. Mogensen	Date:	10/31/00